SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    INTERDIGITAL COMMUNICATIONS CORPORATION
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                    INTERDIGITAL COMMUNICATIONS CORPORATION
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:
- --------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
- --------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------
(5) Total fee paid:
- --------------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
- --------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:
- --------------------------------------------------------------------------------
(3) Filing Party:
- --------------------------------------------------------------------------------
(4) Date Filed:
- --------------------------------------------------------------------------------

                    INTERDIGITAL COMMUNICATIONS CORPORATION
                                   SUITE 105
                           2200 RENAISSANCE BOULEVARD
                    KING OF PRUSSIA, PENNSYLVANIA 19406-2755

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 31, 1995
                            ------------------------

TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of InterDigital Communications Corporation (the 'Company') will be held at the Radisson Hotel Philadelphia Airport, Salons 1 - 4, 500 Stevens Drive, Philadelphia, Pennsylvania, on May 31, 1995, at 1:00 p.m. local time, for the following purposes:

          1. To elect two directors of the Company;

          2. To consider and vote upon a proposal to approve the adoption of the Company's 1995 Stock Option Plan for Employees and Outside Directors, as described in the accompanying Proxy Statement;

          3. To ratify the appointment of Arthur Andersen LLP as independent accountants to examine the financial statements of the Company for the year ending December 31, 1995;

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of Common Stock at the close of business on April 28, 1995 are entitled to notice of and to vote at the meeting.

     The Radisson Hotel Philadelphia Airport is offering a reduced room rate to the Company's shareholders who wish to stay overnight and who make their reservations by May 16, 1995. For reservations call (610) 521-5900 or (800) 333-3333 and mention that you will be attending the InterDigital Shareholders Meeting. For directions to the hotel, call the Radisson Hotel Philadelphia Airport at (610) 521-5900.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

                                          By Order of the Board of Directors

                                          Howard E. Goldberg, Secretary

April 28, 1995

                    INTERDIGITAL COMMUNICATIONS CORPORATION

                            ------------------------

                                PROXY STATEMENT

     The following information is furnished in connection with the solicitation of proxies by the Board of Directors of InterDigital Communications Corporation, a Pennsylvania corporation (the 'Company'), for the Annual Meeting of Shareholders (the 'Meeting') to be held on May 31, 1995, and at any adjournments or postponements thereof. The approximate date on which this Proxy Statement and the accompanying proxy will be first sent or given to shareholders is May 3, 1995. The principal executive offices of the Company are located at Suite 105, 2200 Renaissance Boulevard, King of Prussia, Pennsylvania 19406-2755.

     The record date for determining shareholders entitled to vote at the Meeting has been fixed at the close of business on April 28, 1995 ('Record Date'). As of such date, there were 44,048,176 shares of the Company's Common Stock ('Common Stock') outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote, and votes may not be cumulated in the election of directors. Holders of the Company's $2.50 Cumulative Convertible Preferred Stock ('$2.50 Preferred Stock') are not entitled to vote at the Meeting. Under Pennsylvania law and the By-Laws of the Company, the presence of a quorum is required for each matter to be acted upon at the Meeting. The presence, in person or by proxy, of holders of the Common Stock entitled to cast at least a majority of the votes which all holders of the Common Stock are entitled to cast will constitute a quorum for purposes of the Meeting. Directors are elected by a plurality vote and approval of all other matters presented at the Meeting requires the affirmative vote of a majority of the votes cast by shareholders present, in person or by proxy, at the Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum, but will not be voted and will have no effect on matters to be voted at the Meeting. Broker non-votes will not be counted in determining the presence of a quorum and will not be voted.

     A form of proxy is enclosed for use at the Meeting. Proxies will be voted in accordance with shareholders' instructions. If no instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to the solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees named below as directors, FOR the adoption of the 1995 Stock Option Plan for Employees and Outside Directors, FOR the ratification of the appointment of Arthur Andersen LLP as independent accountants to examine the financial statements of the Company for the year ending December 31, 1995, and by the proxies in their discretion on any other matters to come before the Meeting. Any proxy given may, however, be revoked by the shareholder executing it at any time before it is voted by a later dated proxy, written revocation sent to the Secretary of the Company or attendance at the Meeting and voting in person.

     The cost of solicitation of proxies by the Board of Directors of the Company (the 'Board') will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or telegraph and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. In addition, the Company has retained W.F. Doring & Co. to aid in the solicitation of proxies for which a fee of approximately $7,000, plus expenses, will be paid. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Company's Common Stock.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Board presently consists of five members, divided into three classes, each having a term of three years and until their successors are elected and qualified. At the Meeting, two directors will be elected to serve for a term of three years and until their successors are elected and qualified. The Board has nominated one current director and one new nominee for election at the Meeting for a term expiring at the 1998 Annual Meeting of Shareholders. Unless authority to vote for the nominees is withheld in the proxy, the persons named in the accompanying proxy intend to vote the shares represented by the proxy FOR the election as directors of the nominees named below. Although the Board does not contemplate that the named nominees will be unavailable for election, in the event a vacancy occurs, it is presently intended that the proxy will be voted for the election of a nominee who shall be designated by the Board. Three directors will continue to serve as directors following the Meeting as set forth below, with one director having a term expiring at the 1996 Annual Meeting of Shareholders and two directors having terms expiring at the 1997 Annual Meeting of Shareholders.

     The following biographical information is furnished as to each nominee for election as a director and each of the current directors:

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
             FOR A THREE YEAR TERM EXPIRING AT 1998 ANNUAL MEETING

     BARNEY J. CACIOPPO, 67, has been the owner and President of Harbor Engineering & Service Co., an engineering consulting firm, since February 1965. He was the owner and President of Argon Electric Co., a company which provides electrical construction services, for 25 years until his retirement in January 1993. He is a registered professional engineer in the State of Illinois.

     HARLEY L. SIMS, 67, has been a director of the Company since April 1992. Since 1983, he has been the President of L&A Contracting Company, a Mississippi company engaged in heavy and highway construction. He is also President of Southeastern Concrete Company, a concrete producer.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                      TERM EXPIRING AT 1997 ANNUAL MEETING

     WILLIAM J. BURNS, 66, has been a director of the Company since June 1990. Mr. Burns has served as the Company's Chief Executive Officer and Chairman of the Board since November 1994. He has been a self-employed investor and financial consultant for the last 15 years.

     D. RIDGELY BOLGIANO, 62, has been a director of the Company since 1981. He became the Company's Vice-President of Research and Chief Scientist in April 1984, and has been affiliated with the Company in various capacities since 1974.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                      TERM EXPIRING AT 1996 ANNUAL MEETING

     HARRY G. CAMPAGNA, 56, has been a director of the Company since April 1994, at which time he was elected by the Board to fill the vacancy created by the resignation of William W. Erdman in February 1994. Mr. Campagna has been the President, Chief Executive Officer and Chairman of the Board of Qualitex Co., a company co-founded and co-owned by Mr. Campagna and his wife, for more than the past five years. Qualitex is a manufacturer of press pads and related items for the garment, apparel and textile maintenance industries.

                           COMMITTEES AND MEETINGS OF
                             THE BOARD OF DIRECTORS

     The Company's Board of Directors has an Audit Committee, a Compensation and Stock Option Committee, a Finance and Investment Committee and a Nomination and Search Committee. The current members of the Audit Committee are Mr. Sims and Mr. Campagna. During 1994, the Audit Committee held two meetings. The functions of the Audit Committee include the recommendation and selection of independent accountants, the review of audit results, the review of related party transactions and the evaluation of internal accounting procedures of the Company.

     The Company's Compensation and Stock Option Committee (the 'Compensation Committee') currently consists of Mr. Campagna and Mr. Sims. The Compensation Committee held three meetings in 1994. Its responsibilities include making recommendations to the full Board concerning compensation, bonus awards and similar matters and granting awards under stock option plans of the Company.

     The Company's Nomination and Search Committee currently consists of Mr. Campagna, Chairman, Mr. Hamilton, and Mr. Sims. The Nomination and Search Committee held two meetings in 1994. Its functions include reviewing and making recommendations to the full Board concerning nominees for directors. Although the Nomination and Search Committee will consider nominees recommended by shareholders, there are no formal procedures for such recommendations.

     The Board met 20 times during 1994. During 1994, each of the above incumbent directors attended at least 75% of the meetings of the Board and the committees on which they serve.

                           COMPENSATION OF DIRECTORS

     Each member of the Board who is not an officer or employee of the Company ('Outside Director') is paid an annual director's fee of $10,000, plus $400 for each Board meeting attended ($200 if such Outside Director participates telephonically). Under the terms of the Company's Non-Qualified Stock Option Plan adopted in 1982, the Outside Directors have received annual grants of non-qualified stock options to purchase Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of grant. The non-discretionary grant of options to acquire 7,000 shares of the Company's Common Stock has been made on July 1 of each year to Outside Directors who served continuously from July 1 of the preceding year. Additional options have been granted to Outside Directors to acquire 1,000 shares for each committee of the Board on which the director served as chairperson (2,000 in the case of all members of the Executive Committee), subject in certain instances to proration for partial period service. If the 1995 Stock Option Plan for Employees and Outside Directors is approved at the Meeting, stock option grants in the amounts described above will be made in the future to Outside Directors under the new Plan instead of under the Non-Qualified Stock Option Plan. The Company also reimburses directors for certain expenses incurred in attending Board and committee meetings.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders (collectively, 'Reporting Persons') are additionally required to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations of Reporting Persons that no other reports were required with respect to fiscal 1994, all Section 16(a) filing requirements applicable to the Reporting Persons were complied with; except that each of the following current or former executive officers or directors filed one report late relating to one transaction each: Mr. Bolgiano, Mr. Burns, W.W. Keen Butcher, Mr. Campagna, Diana Lady Dougan, William A. Doyle, Peter F. Erb, Mr. Hamilton, David E. Kaplan, Robert B. Liepold and Mr. Sims.

                         ------------------------------

     Under the rules of the Securities and Exchange Commission (the 'Commission'), the Compensation Committee Report on Executive Compensation below and the Shareholder Return Performance Graph appearing on page 10 of this Proxy Statement are not to be deemed to be 'solicitation material' or to be 'filed' with the Commission, or to be subject to certain of the proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the 'Exchange Act'), except to the extent that the Company specifically requests that such information be treated as 'soliciting material' or specifically incorporates it by reference into a filing under the Securities Act of 1933 (the 'Securities Act') or the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report and the Shareholder Return Performance Graph shall not be incorporated by reference in such filings.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee is currently composed of two Outside Directors, neither of whom is an officer or employee of the Company or any of its subsidiaries. The Committee makes recommendations to the full Board regarding the adoption, extension, amendment, and termination of the Company's compensation plans. In conjunction with the Company's President and with its Chief Executive Officer ('CEO'), it recommends to the Board the employment, promotion and remuneration of senior management, officers and directors, recommends compensation plans in which employees, officers and directors are eligible to participate, and grants benefits under such plans. The Committee has provided the following report on executive compensation reported for 1994 and the policies which it employed during such period:

     One of the most important duties of the Committee is to determine the compensation of the Company's executive officers. The executive compensation program is a coordinated and balanced program consisting of:

          o Salary and benefits;

          o Incentive cash compensation, principally oriented towards executive officers, key employees and employees responsible for sales and marketing functions; and

          o Equity incentives, principally in the form of stock option awards.

     The Committee is guided by the following executive compensation philosophy of the Company:

          1. Enable the Company to attract and retain superior management by providing a competitive total compensation package.

          2. Align the interests of shareholders and management through a flexible compensation program that provides a substantial portion of executive officers' potential total compensation in the form of equity incentives, and which further benefits the Company through the conservation of cash resources.

          3. Balance the objectives of short-term improvements in financial performance and long-term investment in technology and market position through incentive compensation awards which (i) reward improvements in financial performance with discretionary annual cash bonuses, and

     (ii) stimulate a long-term perspective with equity incentives whose value principally derives from future stock price appreciation.

     Executive compensation consists primarily of three components: base salary, incentive compensation, and equity incentives.

  Base Salary

     The Company's policy is to set base salaries for each executive officer position, including that of the CEO, in the middle range of scales for equivalent jobs with other similarly situated industrial employers. The Company uses compensation studies and outside consultants to monitor the Company's competitive compensation status, and to recommend salary ranges and compensation changes to the Committee.

     Executive officers other than the CEO are reviewed annually by their superiors, and the CEO is reviewed by the Committee. Salary adjustments for executive officers are determined by the quality of their individual performance and the relationship of their salary to their established salary range.

     Generally, adjustments to the base salary of the CEO have been governed by the same factors as other executive officers, but also specifically take into account the Company's current financial performance as measured by results of operations, balance sheet strength, and overall financial soundness. The Committee also considers the CEO's leadership in establishing meaningful and challenging standards for financial performance, motivating other members of management, and projecting an appropriate image of the Company to its employees, actual and potential customers, and members of the business and financial community. During 1994, however, the position of CEO was occupied by four different individuals. Accordingly, the base salaries of the various CEOs have remained relatively constant.

     Based upon such criteria, (as well as changeover in the case of the CEO) the executive officers generally were not awarded salary increases other than in conjunction with promotions or the assumption of increased responsibilities.

  Incentive Compensation

     Incentive compensation for sales and marketing management is based upon the attainment of certain specified goals and objectives. In determining the amount of any awards, the Committee reviews actual performance for the prior fiscal year and considers the effect of significant market factors which could not have been reasonably anticipated at the time the goals were established, and makes appropriate adjustment. No incentive compensation has been paid to sales and marketing management pertaining to 1994.

     Annual incentive compensation for other executives is based upon performance which demonstrates a sharp and continuing focus on strengthening the Company's operating results and building shareholder value. In 1994, the Committee approved a bonus plan under which bonuses aggregating up to 12.5% of the Company's net profits will be paid to participants in the plan. Participation in the bonus pool is open to all officers at or above the level of Vice President, including the CEO. In addition, the Committee may award bonuses under the plan to other employees. The maximum bonus awarded to the CEO under the plan will not exceed 1 1/2% of the net profits, and the maximum bonus payable to other levels of executive officers is subject to progressively lower percentage caps. Bonuses paid under the plan will be subject to a cap of 40% of the officer's or employee's base salary, and members of management who elect to participate in the plan will be subject to certain restrictions with respect to future additional base salary increases.

     In general, the Committee has focused towards equity incentives as a means of conserving cash resources while making compensation more highly leveraged and dependent upon the achievement of significant financial and non-financial goals which would support increased shareholder value. No incentive compensation has been paid to executive officers pertaining to 1994.

  Equity Incentives

     Stock options are utilized as future-oriented incentives. Their value is derived from increases in the Company's stock value. In the case of both incentive stock options and non-qualified stock options granted at 100% of fair market value, the options will have no value unless the Company's stock price increases following the grant date. Non-qualified stock options may be granted at any price which the Committee considers appropriate; all incentive stock options and substantially all non-qualified stock options, except those issued in lieu of other forms of expressly agreed compensation to conserve cash, have been granted at 100% of the fair market value at the date of grant. Stock options (other than non-qualified options which are performance-based or issued in lieu of other forms of compensation not otherwise immediately payable) generally vest over three years and expire ten years from the date of grant.

     The compensation of Mr. Erdman, Mr. Hamilton, Dr. Schilling and Mr. Burns, each of whom served as CEO of the Company during 1994, was determined in a similar manner to that of other senior executives, as described above, except with regard to Mr. Erdman and Mr. Burns. With respect to Mr. Erdman and Mr. Burns, their equity incentives, when vested, comprised or would have comprised a significantly higher percentage of potential total compensation than for any other executive. In 1992, as inducements to accept the positions of President and Chief Operating Officer and to join the Board of Directors, and in conjunction with his later appointment as CEO, non-qualified stock options to acquire 1,500,000 shares of the Company's Common Stock were granted to Mr. Erdman. In conjunction with Mr. Erdman's resignation, the option to acquire 1,000,000 shares of Common Stock was forfeited and the option to acquire 500,000 shares of Common Stock was vested in February 1994. Mr. Burns was granted options to acquire 250,000 shares of the Company's Common Stock in conjunction with his appointment as CEO. Mr. Hamilton served as CEO on an interim basis and Dr. Schilling's awards of stock options in 1994 were patent incentive awards.

     The Committee intends to reconsider its policies from time to time and revise its policies in accordance with the Company's then present performance, competitive position, market for the Company's products and the Company's available financial resources and any other considerations it deems appropriate.

                                    COMPENSATION AND STOCK OPTION COMMITTEE:

                                    Harry G. Campagna
                                    Harley L. Sims

April 28, 1995

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the annual and long-term compensation paid to or for (i) each individual who served as the Company's Chief Executive Officer during 1994 and (ii) the Company's four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in 1994 (collectively, the 'Named Officers'), for services rendered to the Company and its subsidiaries during 1992, 1993 and 1994:

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                                               ---------------
                                                                                   AWARDS
                                                                               ---------------
                                                       ANNUAL COMPENSATION      SECURITIES
                                                      ----------------------    UNDERLYING          ALL OTHER
        NAME AND PRINCIPAL OCCUPATION           YEAR  SALARY($)    BONUS($)    OPTIONS/SARS(#)  COMPENSATION($)(1)
- ----------------------------------------------  ----  ---------   -----------  ---------------  -------------------
William J. Burns                                1994  $ 161,151(2) $       0       250,000         $       0
  Chief Executive Officer
  (since November 1994)
Donald L. Schilling, Ph.D.                      1994  $ 215,558    $       0        36,000         $   5,252
  Past Chief Executive Officer                  1993    179,408            0             0             3,381
  (April 1994 - November 1994)                  1992     44,452            0     1,170,000(3)            734
Lyman C. Hamilton                               1994  $  59,231    $       0         8,000         $       0
  Past Interim Chief Executive Officer
  (February 1994 - April 1994)
William W. Erdman                               1994  $ 328,654    $       0             0         $   3,331
  Past Chief Executive Officer                  1993    315,907            0             0             4,551
  (through February 1994)                       1992    107,892    $  20,000     1,500,000             3,448
William A. Doyle                                1994  $ 139,627    $       0        70,000         $   2,805
  President                                     1993    107,923            0             0             3,507
                                                1992    100,331            0        65,000                 0
Howard E. Goldberg                              1994  $ 130,688    $       0        30,000         $   1,933
  Executive Vice President,                     1993     92,035            0        85,000               905
  General Counsel and Secretary
James J. Boyce                                  1994  $ 129,750(4) $       0        50,000         $   1,886
  Executive Vice President,
  Chief Operating Officer
Robert S. Bramson(5)                            1994  $ 150,000    $  27,933(6)          0(7)      $   4,500
  Past President and Chief                      1993    140,539            0             0             2,546
  Executive Officer of InterDigital             1992     48,456(8)         0       120,000               637
  Patents Corporation

- ------------------
(1) Amounts listed under 'All Other Compensation' for 1994 represent the dollar value of insurance premiums with respect to term life insurance (Schilling $3,038; Erdman $1,496; Doyle $780; Goldberg $508; Boyce $1,886; Bramson $2,250) and employer contributions to the Company's 401(k) plan (Schilling $2,214; Erdman $1,835; Doyle $2,025; Goldberg $1,425; Bramson $2,250).

(2) Includes the amount of $146,000 which was accrued but deferred.

(3) Stock options granted concurrent with the Company's purchase of SCS Telecom, Inc. and SCS Mobilecom, Inc. from Dr. and Mrs. Schilling and the commencement of the Company's employment of Dr. Schilling and his wife.

(4) Includes amounts paid to Mr. Boyce from the commencement of his employment as well as consulting compensation paid him prior thereto.

(5) Mr. Bramson's employment terminated in April 1995.

(6) InterDigital Patents Corporation ('Patents Corp.') is a wholly-owned subsidiary of the Company which owns approximately 94% of InterDigital Technology Corporation ('ITC'). During his employment with Patents Corp., Mr. Bramson was a participant in the Patents Corp. Executive Bonus Plan, under which the Compensation and Stock Option Committee is entitled, in its discretion, to award bonus compensation to certain executive officers of Patents Corp. based on the net revenues of Patents Corp., as defined under the plan. Under the plan, the bonus compensation available to participants each year is determined by a cumulative formula based upon award of participation 'points' in prior years, as modified by 'points' awarded in the current year by the Committee. As the Committee has not determined whether to make any point assignments for certain periods under the plan as of the date hereof, the amount of any bonus which Mr. Bramson might be awarded under the plan is not calculable at this time. Mr. Bramson may be entitled to a portion of any amounts payable under the plan through 2005, although in 1995 the Company terminated the plan with respect to any future assignment of 'points'. The bonus award, $27,933, reflected in the table is unrelated to the plan.

(7) Mr. Bramson claims to have received an option from Patents Corp. to purchase a number of shares of common stock of Patents Corp. equal to 1.2% of its outstanding shares, at an exercise price of $.01 per share, which the Company does not acknowledge. The claim is currently a matter of negotiation between Mr. Bramson and the Company.

(8) Includes amounts paid to Mr. Bramson from the commencement of his employment in November 1992 as well as consulting compensation paid to Mr. Bramson prior thereto.

     Dr. Schilling entered into a five-year employment agreement on October 15, 1992 in conjunction with the Company's acquisition of SCS Mobilecom, Inc. and SCS Telecom, Inc. The employment agreement provided for a base salary of $175,000, a Company-paid automobile and Company-paid estate and financial planning services during such term. In connection with his resignation in November 1994, Dr. Schilling and the Company entered into a Termination Agreement pursuant to which he will receive severance benefits in the amount of $262,500 over a one year period plus payment of accrued and unused vacation time, the continuation of medical benefits for 12 months and reimbursement of certain expenses. In addition, the expiration of certain restrictions on the transfer of Common Stock owned by him was accelerated such that the final restrictions will expire on December 15, 1995. Furthermore, options granted to Dr. Schilling and his wife under the 1992 Non-Qualified Stock Option Plan to purchase an aggregate of 1,150,000 shares of Common Stock became fully vested.

     In conjunction with Mr. Erdman's resignation in February 1994, the Company and Mr. Erdman entered into a Termination Agreement, with a duration of one year, pursuant to which Mr. Erdman was obligated to provide consulting services through February 1995 and received $300,000 plus certain other benefits amounting to $32,065. The Termination Agreement further provided for the immediate cancellation of stock options to acquire 1,000,000 shares of the Company's Common Stock, and for the immediate vesting of previously unvested stock options to acquire 250,000 shares of Common Stock. Upon his resignation, Mr. Erdman was thereby vested in aggregate stock options to acquire 500,000 shares of Common Stock.

STOCK OPTION GRANTS, EXERCISES AND HOLDINGS

     The following tables set forth certain information concerning stock options granted to and exercised by the Named Officers during fiscal 1994 and unexercised stock options held by them at the end of fiscal 1994.

                    OPTIONS/SARS GRANTS IN LAST FISCAL YEAR

                                                                                                        POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                                            VALUE AT
                                        ------------------------------------                            ASSUMED ANNUAL RATES
                                           NUMBER OF         % OF TOTAL                                    OF STOCK PRICE
                                          SECURITIES        OPTIONS/SARS                                  APPRECIATION FOR
                                          UNDERLYING         GRANTED TO                                    OPTION TERM(1)
                                           OPTIONS/           EMPLOYEES       EXERCISE OR  EXPIRATION   ---------------------
                 NAME                   SARS GRANTED(#)  IN LAST FISCAL YEAR  BASE PRICE      DATE         5%         10%
- --------------------------------------  ---------------  -------------------  -----------  -----------  ---------  ----------
William J. Burns......................       250,000               36.7%       $   3.063     12/10/04   $ 481,576  $1,220,908
Donald L. Schilling, Ph.D.............        21,000                3.1%       $   4.375     12/08/04   $  57,780  $  146,475
                                              15,000                2.2%       $   3.063     12/11/04   $  28,895  $   73,224
Lyman C. Hamilton.....................         8,000                1.8%       $   3.000      6/30/04   $  15,093  $   38,250
William W. Erdman.....................             0                  0               --           --   $       0  $        0
William A. Doyle......................        20,000                2.9%       $   4.375      3/22/04   $  55,028  $  139,452
                                              50,000                7.3%       $   3.063     12/08/04   $  96,215  $  243,982
Howard E. Goldberg....................        30,000                4.4%       $   3.125     10/18/04   $  58,959  $  149,413
James J. Boyce........................        50,000                7.3%       $   4.375      3/23/04   $ 137,571  $  348,631
Robert S. Bramson(2)..................             0                  0               --           --   $       0  $        0

- ------------------

(1) Potential Realizable Value is reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock. The amounts reflected in this table may not necessarily be achieved.

(2) See footnote (6) under Summary Compensation Table above.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                           NUMBER OF SECURITES       VALUE OF UNEXERCISED
                                                                                UNDERLYING               IN-THE-MONEY
                                                                             OPTIONS/SARS AT             OPTIONS/SARS
                                         SHARES                                 FY-END(#)              AT FY-END ($)(1)
                                       ACQUIRED ON           VALUE       -------------------------  --------------------------
              NAME                     EXERCISE(#)        REALIZED($)    EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ---------------------------------  -------------------  ---------------  ----------- -------------  -----------  -------------
William J. Burns (2).............               0          $       0        286,000            0    $ 1,116,125   $       0
Donald L. Schilling, Ph.D. (3)...               0          $       0      1,186,000            0    $   846,438   $       0
Lyman C. Hamilton................               0          $       0         49,050            0    $    64,688   $       0
William W. Erdman................               0          $       0        500,000            0    $   812,500   $       0
William A. Doyle.................               0          $       0        121,333       53,667    $   315,432   $ 203,914
Howard E. Goldberg...............               0          $       0         60,000       55,000    $    74,063   $ 130,313
James J. Boyce...................               0          $       0         20,000       30,000    $    60,000   $  90,000
Robert S. Bramson (4)............               0          $       0        105,000       15,000    $   204,375   $  31,375

- ------------------

(1) The values of unexercised, in-the-money options are calculated by subtracting the exercise price from the fair market value of the shares of Common Stock underlying the options at December 31, 1994.
(2) Excludes stock purchase warrants to purchase shares of Common Stock at indicated prices as follows: 1,000 shares at $8.10; 34,000 shares at $10.00; 1,500 shares at $7.875; and 1,500 shares at $7.875.
(3) Includes options to purchase shares of Common Stock beneficially held by Annette Schilling, Dr. Schilling's wife.
(4) Information for Mr. Bramson does not reflect any option to purchase common stock of Patents Corp., as discussed in footnote (6) under Summary Compensation Table above.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares for years 1990 through 1994 the yearly change in the cumulative total return to holders of the Company's Common Stock with the cumulative total return of the CRSP Index for AMEX Stock Market -- United States Companies (the 'AMEX Index') and the industry group consisting of twenty-six AMEX listed, United States companies classified under the same first three digits as the Company's Standard Industry Classification, as compiled by the Center for Research in Security Prices, The University of Chicago, Graduate School of Business (the 'Published Industry Group Index').

                                [ INSERT GRAPH ]

CRSP Total Returns Index for:           12/29/89  12/31/90  12/31/91  12/31/92  12/31/93  12/30/94
- ----------------------------            --------  --------  --------  --------  --------  --------
InterDigital Communications Corporation	  100.0	    68.1     100.0     157.4      89.4     125.5
AMEX Stock Market (US Companies)          100.0	    84.0     115.9     121.0     142.4     131.9
AMEX Stocks (SIC 3660-3669 US Companies)  100.0	    56.4      54.9      55.0      45.1      45.5
  Communications Equipment

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 12/29/89.

                          Prepared by the Center for Research in Security Prices


     The above graph assumes that the value of the investment in InterDigital Communications Corporation, the AMEX Index companies and the Published Industry Group Index companies was $100 at the market close on December 29, 1989 (the last trading day in 1989), and that all dividends paid by companies included in the AMEX Index and the Published Industry Group Index were reinvested. During this period the Company has not declared or paid any dividends on its Common Stock.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of March 31, 1995 (except as otherwise indicated below), by each of the Company's directors, by each nominee for director, by each of the Named Officers, by all directors and officers of the Company as a group, and by each person known to the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares listed.

                                                                                             PERCENT OF COMMON
                                                                               AMOUNT AND    STOCK OUTSTANDING
                                                                                NATURE OF    (IF GREATER THAN
                          NAME OF BENEFICIAL OWNER                            OWNERSHIP (1)       1%) (2)
- ----------------------------------------------------------------------------  -------------  -----------------
D. Ridgely Bolgiano.........................................................       254,305              --
William J. Burns............................................................       493,504(3)          1.1%
Barney J. Cacioppo..........................................................        90,700(4)           --
Harry G. Campagna...........................................................       156,725(3)           --
Lyman C. Hamilton, Jr.......................................................        49,050              --
Harley L. Sims..............................................................       611,103(3)          1.4%
Donald L. Schilling, Ph.D...................................................       190,000(3)           --
William W. Erdman...........................................................       459,136(3)          1.1%
William A. Doyle............................................................       122,123              --
Howard E. Goldberg..........................................................        63,037(3)           --
James J. Boyce..............................................................        20,000              --
Robert S. Bramson...........................................................       106,319              --
All directors and officers as a group (10 persons)..........................     1,913,066(3)          4.3%

- ------------------
(1) Includes the following number of shares of Common Stock which may be acquired by the persons and group identified in the table (or members of the immediate family or other persons or entities affiliated with such persons or members of such group), through the exercise of options or warrants which were exercisable as of March 31, 1995 or will become exercisable within 60 days of such date: Mr. Bolgiano, 184,300; Mr. Burns, 324,000; Mr. Cacioppo, 54,700; Mr. Campagna, 76,725; Mr. Hamilton, 49,050; Mr. Sims, 59,750; Mr.
    Erdman, 455,000; Mr. Doyle, 121,333; Mr. Goldberg, 60,000; Mr. Boyce, 20,000; Mr. Bramson, 105,000; all directors and officers as a group, 1,037,058.

(2) Based upon 43,851,354 shares of Common Stock issued and outstanding at March 31, 1995.

(3) Investment and voting power with respect to certain of these shares may be shared with members of the immediate family or other persons or entities affiliated with the listed person or members of the listed group.

(4) Beneficial ownership as of April 24, 1995.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     During 1994 the following directors served on the Compensation and Stock Option Committee of the Board: Mr. Butcher, Mr. Hamilton, Mr. Kaplan, Mr. Liepold, Mr. Sims, Mr. Burns and Mr. Campagna. Of the aforementioned Committee members, only Mr. Hamilton and Mr. Burns were executive officers of the Company during 1994, each having resigned from the Committee upon his appointment as an officer (in February and May 1994, respectively). During 1994, only Mr. Campagna and family members of Mr. Burns (who resigned from the Compensation Committee in May 1994) engaged in any transaction set forth under or required to be set forth below under 'Certain Relationships and Related Transactions.'

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Dr. Schilling and his wife lease two converted residences located in Port Washington, New York to the Company for office and laboratory use. The leases, which became effective in July 1987, are for a ten year term (unless sooner terminated pursuant to the terms of Dr. Schilling's Termination Agreement), and provide for an aggregate base rental of $72,000 per annum, and obligate the Company to pay increases in real estate taxes over the 1986 base year.

     In connection with the private placement of Short Term Convertible Notes of the Company in May 1994 (the 'Notes') Messrs. David A. Burns, Michael W. Burns and Jeffrey S. Burns, sons of William Burns, loaned the Company an aggregate amount of $251,250 and Mr. Campagna loaned the Company $112,500. The Notes bore interest at a rate of 11%, and as additional inducement for the lenders to advance the loans, the Company issued warrants to the lenders to purchase shares of Common Stock. Mr. Campagna waived all payment of interest on his Notes and received warrants to purchase 15,000 shares of Common Stock at a per share exercise price of $2.50. David, Michael and Jeffrey Burns were issued warrants to purchase an aggregate of 33,500 shares of Common Stock at a per share exercise price of $3.75. The Notes issued to the Burns were repaid in full on November 3, 1994 with interest, and the Note issued to Mr. Campagna was repaid in full on October 7, 1994. Although, under the terms of the Notes, the holders had the right to demand a late charge of 5% of the amount due, neither the Burns nor Mr. Campagna made such a demand.

         PROPOSED APPROVAL OF THE COMPANY'S 1995 STOCK OPTION PLAN FOR
                        EMPLOYEES AND OUTSIDE DIRECTORS
                                  (PROPOSAL 2)

OVERVIEW

     The Board has adopted the 1995 Stock Option Plan for Employees and Outside Directors (the 'Plan'), subject to shareholder approval. The purpose of the Plan is to assist the Company in attracting and retaining qualified employees and non-employee directors ('Outside Directors') and to recognize and compensate said employees and Outside Directors for their contributions to the Company and its subsidiaries. A total of 4,000,000 shares of Common Stock will be reserved for issuance under the Plan, if this Proposal No. 2 is approved by shareholders. The Plan will not be implemented if this Proposal No. 2 is not approved by the shareholders. The following summary of the Plan is not intended to be complete and is qualified in its entirety by reference to the Plan which is attached as Appendix 'A' to this Proxy Statement.

     The Plan provides for the grant of Incentive Stock Options (ISO) (as such term is defined in the Internal Revenue Code of 1986, as amended (the 'Code') and Non-Qualified Stock Options (which are options that do not qualify as Incentive Stock Options) (collectively, 'Discretionary Options') to regularly compensated employees (including officers and directors) of the Company and its subsidiaries and consultants or advisors engaged by the Company ('Employees') selected by the Compensation and Stock Option Committee ('Committee') in its discretion. Non-Qualified Stock Options will be granted automatically to Outside Directors under the terms of the Plan ('Non-Discretionary Options'). Approximately 161 Employees and three Outside Directors will be eligible to participate in the Plan. No more than 150,000 shares of the Common Stock may be awarded to any Optionee over the term of the Plan.

     The Plan will be administered by the Compensation and Stock Option Committee, except that the Board will administer the portions of the Plan relating to the grant of Non-Discretionary Options. The term of the Plan will expire ten years from the date of approval by the shareholders.

     Under the Plan, the Committee's powers include the power to interpret the Plan as it relates to Discretionary Options, subject to Plan restrictions, to determine when and to whom Discretionary Options may be granted, the number of shares to be covered thereby, the exercise price, the vesting and expiration dates of the options, the manner in which a holder who is indebted to the Company will satisfy the debt as a condition to being permitted to exercise the Discretionary Option, and certain other items. An immediate sale of Common Stock acquired upon the exercise of a Discretionary Option that is an ISO to repay indebtedness to the Company will be a 'disqualifying disposition', the tax consequences of which are discussed below, and certain other items. All Discretionary Options granted under the Plan must be evidenced by an Option Agreement. In determining the persons to whom Discretionary Options may be granted, the Committee may condition the grant of Discretionary Options upon the fulfillment of performance goals applicable to the individual, a business unit, or the Company as a whole, including, for example, stock price, market share or penetration, sales, earnings per share, return on equity, decrease in costs, operating cash flow or any other performance criteria.

     The term of a Discretionary Option, although fixed by the Committee, may not exceed ten years from the date of grant (five years with respect to grants of incentive stock options to an Optionee who holds more than 10% of the voting power of the Company's Common Stock) and with certain exceptions, may not be exercised more than 6 months following an Optionee's termination of employment (3 months with respect to grants of Incentive Stock Options) nor more than one year following an Optionee's death or disability. The Plan also provides for acceleration of exercisability upon a change of control of the Company.

     The exercise price of Discretionary Options shall be no less than the fair market value of the Common Stock on the date of grant except that (i) Options granted to consultants or other employees for special achievements may be at a price determined by the Committee equal to or exceeding $.01 per share of Common Stock and (ii) in the case of Discretionary Options that are Incentive Stock Options and are granted to persons owning more than ten percent of the voting power of the Common Stock, the Option price determined by the Committee shall be no less than 110% of the fair market value of the Common Stock on the grant date. The exercise price of Discretionary Options may be paid in cash, by tendering Common Stock of the Company having a fair market value on the date of exercise equal to the exercise price, by means of a brokers' cashless exercise, or any combination thereof.

     Discretionary Options may qualify as Incentive Stock Options within the meaning of Section 422 of the Code. A recipient of an ISO will not recognize taxable income upon the grant or exercise thereof, however, the amount by which the fair market value of the underlying Common Stock exceeds the exercise price on the date of exercise will be treated as an item of tax preference and included in the computation of the Optionee's alternative minimum taxable income in the year of exercise. An Optionee will recognize long term capital gain or loss upon the disposition of Common Stock acquired upon the exercise of an ISO provided that the Optionee does not dispose of such Common Stock within two years of the granting of such ISO, or within one year after the exercise of such ISO. If such holding periods are satisfied, the Company will not be allowed a deduction by reason of the grant or exercise of the ISO.

     If an Optionee does not satisfy these holding period requirements, a 'disqualifying disposition' occurs and the Optionee will recognize ordinary income in the year of the disposition of the shares of Common Stock in an amount equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price of the ISO. The balance of gain realized, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the ISO was exercised. If an Optionee sells the shares prior to the satisfaction of the holding period requirements but at a price below the fair market value of the shares at the time the ISO was exercised, the amount of ordinary income will be limited to the amount realized on the sale in excess of the exercise price of the ISO. The Company and its subsidiaries will generally be allowed a deduction to the extent the Optionee recognizes ordinary income.

     The Plan permits the grant of Stock Appreciation Rights in conjunction with the grant of Discretionary Options. A Stock Appreciation Right or the applicable portion thereof granted with respect to a given Discretionary Option shall generally terminate and no longer be exercisable upon the termination or exercise of the related Discretionary Option. A Stock Appreciation Right permits the Participant to receive, upon exercise of the Stock Appreciation Right, an amount in cash and/or shares of Common Stock equal in value to the excess of the fair market value of one share of Common Stock over the exercise price per share, multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised. Exercise of a Stock Appreciation Right for a specified number of shares will reduce by that number the number of shares exercisable under the Discretionary Option, and exercise of the Discretionary Option will correspondingly reduce the number of shares exercised under the Stock Appreciation Right.

     Exercise of a Stock Appreciation Right for cash may be made only from the third business day until the twelfth business day following the public release of the Company's quarterly or annual sales or earnings. Upon exercise of a Stock Appreciation Right, the Optionee will recognize ordinary income in an amount equal to the cash or the fair market value of the Common Stock received on the exercise date. The Company will generally be entitled to a compensation deduction in the same amount and at the same time that an Optionee holding a Stock Appreciation Right recognizes ordinary income, and will comply with applicable withholding requirements with respect to such compensation.

     Following shareholder approval of the Plan, on each July 1 during the term of the Plan (a 'Grant Date') each person who served as an Outside Director from July 1 of the entire preceding 12-month period (a 'Full Year') will be automatically granted a Non-Discretionary Option to purchase 7,000 shares of Common Stock. Any Outside Director who served in such capacity for less than a Full Year will be automatically granted a pro rata portion of such amount, based on the number of days served. Additionally, on each Grant Date, each person who served as a Chairman of a Board committee (other than the Executive Committee) while an Outside Director will be automatically granted a Non-Discretionary Option to purchase 1,000 shares or a pro rata portion of such amount if he served less than a Full Year. On each Grant Date, each member of the Executive Committee who served in such capacity from the preceding July 1 while an Outside Director will be automatically granted a Non-Discretionary Option to purchase 2,000 shares or a pro rata portion of such amount if he served for less than a Full Year. The exercise price of these Non-Discretionary Options will be the fair market value on the relevant Grant Date which may be paid in cash, or certified funds or by tendering shares of Common Stock having a fair market value on the date of exercise equal to the exercise price, by means of a brokers' cashless exercise or any combination of the foregoing. Non-Discretionary Options will be exercisable in full or in part from and after their respective Grant Dates until the earlier of one year after the Optionee ceases to be an Outside Director or ten years from the Grant Date.

     All Non-Discretionary Options and those Discretionary Options designated by the Committee as Non-Qualified Stock Options are not intended to qualify as incentive stock options under the Code. Generally, recipients of Non-Qualified Stock Options will not recognize taxable income at the time of grant but will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares of Common Stock acquired and the aggregate exercise price. The Company will receive a deduction at that time in a like amount and should not be limited by the provisions of Section 162(m) of the Code which restricts a corporation's compensation deduction in certain circumstances. Upon the disposition of shares of Common Stock acquired upon the exercise of a Non-Qualified Option, the Optionee will recognize long-term or short-term capital gain or loss in an amount equal to the difference between the amount realized and such Optionee's basis in the shares sold. Such basis will generally be the fair market value of the shares sold on the date it was acquired through Option exercise.

     The Board of Directors has the right to terminate or amend the Plan provided that the Board obtain shareholder approval to any amendment that would materially increase benefits to the Plan participants, materially increase the number of shares issuable under the Plan, or materially modify the requirements as to eligibility for participation in the Plan.

     No Option granted under the Plan may be assigned except by will or the laws of descent and distribution or pursuant to a domestic relations order as defined by the Code.

     On April 28, 1995, the last reported sales price of the Common Stock as reported by the American Stock Exchange was $6 3/4 per share.

     The table below summarizes the number of Options that will be awarded under the Plan to each of the Named Officers, all current executive officers as a group, all current directors who are not executive officers as a group, and all non-executive employees as a group, to the extent determinable, if the Plan is approved by shareholders at the Meeting.

                               NEW PLAN BENEFITS

                    NAME AND POSITION                      NUMBER OF SHARES (1)
- ---------------------------------------------------------  ---------------------
William J. Burns
  Chief Executive Officer................................               --
Donald L. Schilling, Ph.D.
  Past Chief Executive Officer...........................               --
Lyman C. Hamilton
  Past Chief Executive Officer...........................            6,425
William W. Erdman
  Past Chief Executive Officer...........................               --
William A. Doyle
  President..............................................               --
Howard E. Goldberg
  Executive Vice President, General Counsel
  and Secretary..........................................               --
James J. Boyce
  Executive Vice President, Chief Operating Officer......               --
Robert S. Bramson
  Past President and Chief Executive Officer
  of Patents Corp........................................               --
Current Executive Officers as a Group....................               --
Current Non-Employee Directors as a Group................           22,425
Non-Executive Employees as a Group.......................               --

- ------------------
(1) Except for automatic grants of Non-Discretionary Options made to Outside Directors, future benefits under the Plan are not determinable since grants of Options are at the discretion of the Committee. Grants of Non-Discretionary Options to Outside Directors will be made on July 1, 1995. Accordingly, the number of shares reflected assumes current Outside Directors will continue in office and current committee positions until such date (except Mr. Hamilton who will not stand for reelection at the Meeting).

     The affirmative vote of a majority of the votes cast at the Meeting on Proposal 2 is required to approve the adoption of the Plan. If such approval is not received, the Plan will not become effective. In order for the Plan to satisfy the conditions of rule 16b-3 under the Exchange Act, the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote on Proposal 2 is required.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 TO APPROVE THE ADOPTION OF THE 1995 STOCK OPTION PLAN FOR EMPLOYEES AND OUTSIDE DIRECTORS.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                  (PROPOSAL 3)

     The Board of Directors of the Company has appointed Arthur Andersen LLP as independent public accountants to examine the financial statements of the Company for the year ending December 31, 1995. Arthur Andersen LLP has served as accountants for the Company since 1982. Representatives of Arthur Andersen LLP will be present at the meeting to make a statement if they desire to do so and to respond to appropriate questions.

     To be ratified, the appointment must be approved by a majority of the votes cast by all holders of the Common Stock present, in person or by proxy, and entitled to vote at the meeting.

     Although the submission of the appointment of Arthur Andersen LLP is not required by law or the By-Laws of the Company, the Board is submitting it to the shareholders to ascertain their views. If the shareholders do not ratify the appointment, the Board will not be bound to seek other independent accountants for 1995, but the selection of other independent accountants will be considered in future years.

     THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 3 TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented at the next Annual Meeting of Shareholders must be received by the Company by January 27, 1996 in order to be considered for inclusion in the Company's proxy material for such meeting.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Company does not intend to present and has not been informed that any other person intends to present any appropriate business not specified in this Proxy Statement for action at the Meeting. However, if other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy, or their substitutes, to vote the proxy in accordance with their judgment in such matters.

     THE COMPANY HAS PROVIDED TO EACH PERSON SOLICITED, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, BUT EXCLUDING EXHIBITS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994. REQUESTS FOR EXHIBITS, FOR WHICH THE COMPANY WILL IMPOSE A CHARGE, SHOULD BE DIRECTED IN WRITING TO HOWARD E. GOLDBERG, SECRETARY, INTERDIGITAL COMMUNICATIONS CORPORATION, SUITE 105, 2200 RENAISSANCE BOULEVARD, KING OF PRUSSIA, PENNSYLVANIA 19406-2755.

                                          By Order of the Board of Directors

                                          Howard E. Goldberg, Secretary

King of Prussia, Pennsylvania
April 28, 1995

                                  APPENDIX 'A'

                    INTERDIGITAL COMMUNICATIONS CORPORATION

           1995 STOCK OPTION PLAN FOR EMPLOYEES AND OUTSIDE DIRECTORS

SECTION 1.  PURPOSES.

     The purposes of the Plan are (a) to recognize and compensate selected Employees and Outside Directors of the Company and its Subsidiaries who contribute to the development and success of the Company and its Subsidiaries;
(b) to maintain the competitive position of the Company and its Subsidiaries by attracting and retaining qualified Employees and Outside Directors of the Company; and (c) to provide incentive compensation to Employees based upon the Company's performance as measured by the appreciation in Common Stock. The Discretionary Options granted pursuant to the Plan are intended to constitute either Incentive Stock Options within the meaning of Section 422 of the Code or Non-Qualified Stock Options except that no Incentive Stock Option will be granted to persons other than Employees as that term is specifically defined with respect to Incentive Stock Options. The Non-Discretionary Options granted pursuant to the Plan are intended to constitute Non-Qualified Stock Options. The terms of this Plan shall be incorporated in any Option Agreement to be executed by an Optionee and the type of Options granted will be specified in the Agreement.

SECTION 2.  DEFINITIONS.

     (a) 'Board' shall mean the Board of Directors of the Company, as constituted from time to time.

     (b) 'Change of Control' shall mean the occurrence of any of the following events:

          (i) the acquisition in one or more transactions by any 'Person' (as the term person is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) of 'Beneficial Ownership' (as the term beneficial ownership is used for purposes of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities (the 'Voting Securities'), provided that for purposes of this Section 2(b)(i), the Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person's Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

          (ii) approval by shareholders of the Company of (A) a merger, reorganization or consolidation involving the Company if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, reorganization or consolidation, or (B) (1) a complete liquidation or dissolution of the Company or (2) an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

          (iii) acceptance by shareholders of the Company of shares in a share exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from or surviving such share exchange in substantially the same proportion as the ownership of the Voting Securities outstanding immediately before such share exchange.

     (c) 'Code' shall mean the Internal Revenue Code of 1986, as amended.

     (d) 'Committee' shall mean the Compensation and Stock Option Committee of the Board, or any committee of the Board performing similar functions, as appointed from time to time by the Board.

The Committee shall be constituted so as to permit the Plan to comply with Rule 16b-3 promulgated under the Exchange Act, as the same may be amended from time to time.

     (e) 'Company' shall mean InterDigital Communications Corporation, a Pennsylvania corporation.

     (f) 'Common Stock' shall mean common stock of the Company, $.01 par value per share.

     (g) 'Disability' or 'Disabled' shall mean the inability of an Optionee to render his or her normal services to the Company resulting from a mental or physical illness, impairment or any other similar occurrence which can be expected to result in death or which has lasted or can be expected to last for a period of twelve (12) consecutive months, as determined by the Board of Directors.

     (h) 'Discretionary Option' shall mean an Incentive Stock Option or a Non-Qualified Stock Option (other than a Non-Discretionary Option).

     (i) 'Employee' shall mean (i) any person (including directors and officers) who is employed by the Company or a Subsidiary and is compensated for such employment by a regular salary and (ii) any consultant or advisor engaged by the Company or a Subsidiary (other than officers or directors), provided that bona fide services shall be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction; except that an Employee for purposes of a Discretionary Option that is an Incentive Stock Option shall mean only a person (including officers and directors) who is employed by the Company or a subsidiary and is compensated for such employment by a regular salary.

     (j) 'Exchange Act' shall mean the Securities Exchange Act of 1934, as in effect from time to time.

     (k) 'Fair Market Value' shall mean the fair market value of a share of Common Stock, as determined pursuant to Section 9 hereof.

     (l) 'Grant Date' shall mean July 1 of each year during the term of this Plan commencing 1995.

     (m) 'Incentive Stock Option' shall mean any option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

     (n) 'Non-Discretionary Option' shall mean a Non-Qualified Stock Option to purchase Common Stock that is granted to Outside Directors pursuant to Section 7 hereof.

     (o) 'Non-Qualified Stock Option' shall mean an Option which does not qualify as an Incentive Stock Option.

     (p) 'Option' shall mean a Discretionary Option or an Non-Discretionary Option.

     (q) 'Option Agreement' shall mean a written agreement in such form or forms as the Committee (subject to the terms and conditions of this Plan) may from time to time approve evidencing and reflecting the terms of a Option.

     (r) 'Optionee' shall mean any Participant to whom an Option has been granted under the Plan.

     (s) 'Outside Director' shall mean any member of the Board who, on the date of the granting of an Option hereunder, is not an officer or employee of the Company.

     (t) 'Participant' shall mean each Employee, Outside Director, consultant and advisor who is eligible to participate in the Plan.

     (u) 'Plan' shall mean this 1995 Stock Option Plan for Employees and Outside Directors, as amended from time to time.

     (v) 'Proprietary Information' shall mean any and all confidential, proprietary, business and technical information or trade secrets of the Company or of any Subsidiary or affiliate of the Company revealed, obtained or developed in the course of Optionee's employment with the Company or in the course of Optionee's performance of services for the Company in any other capacity. Such Proprietary

Information shall include but shall not be limited to, methods of production and manufacture, research, marketing and development plans and efforts, cost information, pricing information, marketing methods and plans, identities of customers and suppliers, the Company's relationship with actual or potential customers and the needs and requirements of any such actual or potential customers, and any other confidential information relating to the business of the Company. Proprietary Information shall not include (i) such information as may be necessary or appropriate for an Optionee to disclose in the course of his employment for the effective and efficient discharge of his duties as an Employee of the Company or as may be required by law to be disclosed; and (ii) such information as is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Optionee's breach of his obligation to maintain confidentiality.

     (w) 'Securities Act' shall mean the Securities Act of 1933, as in effect from time to time.

     (x) 'Shares' shall mean shares of Common Stock.

     (y) 'Stock Purchase Agreement' shall mean an agreement in such form as the Committee may from time to time approve (subject to the terms and conditions of this Plan), which an Optionee may be required to execute as a condition of purchasing Shares upon exercise of an Option.

     (z) 'Subsidiary' shall mean a subsidiary corporation of the Company, whether now or hereafter existing, and whether direct or indirect, as defined in Sections 424(f) and (g) of the Code.

SECTION 3.  PARTICIPATION.

     Options shall be granted to such Participants as may be selected from time to time by either the Committee or the Board as set forth herein, each in its sole discretion. Participants who are Employees shall be eligible to receive Discretionary Options under the Plan except that no Discretionary Option that is an Incentive Stock Option will be granted to a Participant other than an Employee as that term is specifically defined with respect to Incentive Stock Options. Participants who are Outside Directors shall be eligible only to receive Non-Discretionary Options under the Plan.

SECTION 4.  ADMINISTRATION.

     (a) Procedure. The portion of the Plan relating to the grant of Discretionary Options shall be administered by the Committee. The portion of the Plan relating to the grant of Non-Discretionary Options shall be administered by the Board. All decisions, determinations and interpretations of the Committee or the Board, as the case may be, shall be final and binding on the respective Optionees and any other holders of any Options granted under the Plan.

     (b) Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its discretion: (i) to grant Discretionary Options; (ii) to determine the Fair Market Value per Share in accordance with Section 9 of the Plan; (iii) to determine the exercise price of the Discretionary Options to be granted in accordance with Sections 6 and 9 of the Plan; (iv) to determine the Employees to whom, and the time or times at which Discretionary Options shall be granted, and the number of Shares to be subject to each such Discretionary Option as described in greater detail in
Section 6 hereof; (v) to prescribe, amend and rescind rules and regulations relating to the Plan; (vi) to determine the terms and provisions of each Discretionary Option granted under the Plan, each Option Agreement and each Stock Purchase Agreement, if any (which need not be identical with the terms of other Discretionary Options, Option Agreements and Stock Purchase Agreements) and, with the consent of the Optionee, to modify or amend an outstanding Discretionary Option, Option Agreement or Stock Purchase Agreement provided that no Incentive Stock Option may be modified if such action would cause it to cease to be an 'Incentive Stock Option', unless the Optionee specifically acknowledges and consents to the tax consequences of such action; (vii) to accelerate the exercise date of any Discretionary Option; (viii) to determine whether any Employee will be required to execute a stock repurchase agreement or other agreement as a condition to the exercise of a Discretionary Option, and to determine the terms and provisions of any such agreement (which need not be identical with the terms of any other such agreement) and, with the consent of the Optionee, to amend any such agreement; (ix) to interpret the Plan or any agreement entered into with respect to the grant or exercise of Discretionary Options; (x) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of a Discretionary Option previously granted by the Committee or to take such other actions as may be necessary or appropriate with respect to the Company's rights pursuant to Discretionary Options or agreements relating to the grant or exercise thereof; and (xi) to make such other determinations and establish such other procedures as it deems necessary or advisable for the administration of the Plan, including without limitation any early termination or extension of the Plan.

     (c) Criteria for Award of Discretionary Options.

     In determining the Employees to whom Discretionary Options may be granted, the Committee may condition the grant of Discretionary Options upon the fulfillment of performance goals applicable to the individual, a business unit, or the Company as a whole, including, for example, stock price, market share or penetration, sales, earnings per share, return on equity, decrease in costs, operating cash flow or any other performance criteria.

     (d) Powers of the Board. The granting of Non-Discretionary Options under the Plan and the amount, price, vesting and timing of Non-Discretionary Options shall be automatic, as described in Section 7 hereof. All questions of interpretation of the Plan with respect to Non-Discretionary Options will be determined by the Board.

     (e) Limitation of Liability. Notwithstanding anything herein to the contrary, no member of the Board or the Committee shall be liable for any good faith determination, act or failure to act in connection with the Plan or any Option granted hereunder.

SECTION 5.  STOCK SUBJECT TO THE PLAN.

     Subject to this Section 5 and to the provisions of Section 9 of the Plan, the maximum aggregate number of Shares which may be subject to Options under the Plan is Four Million (4,000,000). If an Option expires or becomes unexercisable for any reason without having been exercised in full, the Shares subject to such Option shall, unless the Plan shall have been terminated, return to the Plan and become available for future grant under the Plan. The maximum number of shares that shall be awarded to any Optionee over the term of the Plan shall be One Hundred Fifty Thousand (150,000).

SECTION 6.  TERMS AND CONDITIONS OF DISCRETIONARY OPTIONS.

     Each Discretionary Option granted pursuant to the Plan shall be authorized by the Committee and shall be evidenced by an Option Agreement. Each Option Agreement shall incorporate by reference all other terms and conditions of the Plan, and shall contain the following terms and conditions:

          (a) Number of Shares. The number of Shares subject to the Discretionary Option.

          (b) Option Price. Except as hereinafter provided, the price per Share payable on the exercise of any Discretionary Option shall be stated in the Option Agreement and shall be no less than the Fair Market Value per share of Common Stock on the date such Option is granted, as determined by the Committee, except that Discretionary Options that are Non-Qualified Stock Options granted to consultants and advisors, and to any other Employee who shall be rewarded for unusual and special achievements, shall be at any price determined by the Committee equal to or exceeding $.01 per share of the Common Stock.

     With respect to any Discretionary Option which is an Incentive Stock Option granted to any Employee who, at the time of grant, owns stock possessing more than ten percent of the total combined voting power of the Common Stock, the price per share payable upon exercise shall be at an option price determined by the Committee which at least equals 110% of the Fair Market Value of the Common Stock on the date the Discretionary Option is granted and such Discretionary Option, by its terms, may not be exercisable more than five years after the date of grant.

     (c) Consideration. The consideration to be paid for the Shares to be issued upon exercise of a Discretionary Option may be paid to the Company: (i) in cash or certified funds, (ii) by delivery of Shares having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Discretionary Option shall be exercised, (iii) by means of a brokers' cashless exercise procedure or (iv) any combination of such methods of payment.

     Where payment of the option price is to be made with Shares acquired under any compensation plan of the Company, such Shares will not be accepted as payment unless the Optionee has acquired such shares at least six months prior to such payment.

     If the consideration for the exercise of an Option is the surrender of previously acquired and owned Shares, the Optionee will be required to make representations and warranties satisfactory to the Company regarding his title to the Shares used to effect the purchase (the 'Payment Shares'), including without limitation, representations and warranties that the Optionee has good and marketable title to such Payment Shares free and clear of any and all liens, encumbrances, charges, equities, claims, security interests, options or restrictions, and has full power to deliver such Payment Shares without obtaining the consent or approval of any person or governmental authority other than those which have already given consent or approval in a manner satisfactory to the Company. The value of the Payment Shares shall be the Fair Market Value of such Payment Shares on the date of exercise as determined by the Board in its sole discretion, exercised in good faith. If such Payment Shares were acquired upon previous exercise of incentive stock options granted within two years prior to the exercise of the Option or acquired by the Optionee within one year prior to the exercise of the Option, such Optionee shall be required, as a condition to using the Payment Shares in payment of the exercise price of the Option, to acknowledge the tax consequences of doing so, in that such previously exercised incentive stock options may have, by such action, lost their status as incentive stock options, and the Optionee may have to recognize ordinary income for tax purposes as a result.

     (d) Form of Option. The Option Agreement shall state whether the Discretionary Option granted is an Incentive Stock Option or a Non-Qualified Stock Option, and will constitute a binding determination as to the form of the Discretionary Option granted.

     (e) Exercise of Options. Any Discretionary Option granted hereunder shall be exercisable at such times and under such conditions as shall be set forth in the Option Agreement (as may be determined by the Committee and as shall be permissible under the terms of the Plan), which may include performance criteria with respect to the Company and/or the Optionee. In the event that a holder of a Discretionary Option is indebted to the Company on account of an advance, loan or any other reason, as a conditon to being permitted to exercise the Discretionary Option, the holder will be required to satisfy the debt in a manner satisfactory to the Committee, including being required to sell the Shares received upon exercise of the Discretionary Option. A Discretionary Option may be exercised in accordance with the provisions of this Plan as to all or any portion of the Shares then exercisable under a Discretionary Option from time to time during the term of the Discretionary Option. A Discretionary Option may not be exercised for a fraction of a Share.

     (f) Term and Vesting of Options.

          (i) Notwithstanding any other provision of this Plan, no Discretionary Option shall be (A) granted under this Plan after ten (10) years from the date on which this Plan is adopted by the Board of Directors, or (B) exercisable more than ten (10) years from the date of grant; provided, however, that with respect to any Incentive Stock Option granted under this Plan to any person who, at the time of the grant of such Discretionary Option, owns stock possessing more than 10% of the total combined voting power for all classes of the Company's stock, the foregoing clause (B) shall be read by substituting 'five (5) years' for the term 'ten (10) years' that appears therein.

          (ii) No Discretionary Option granted to any Optionee shall be treated as an Incentive Stock Option to the extent such Discretionary Option would cause the aggregate Fair Market Value (determined as of the date of grant of each such Option) of the Shares with respect to which

     Incentive Stock Options are exercisable by such Optionee for the first time during any calendar year to exceed $100,000. For purposes of determining whether an Incentive Stock Option would cause the aggregate Fair Market Value of the stock to exceed the $100,000 limitation, Incentive Stock Options shall be taken into account in the order granted. For purposes of this subsection, Incentive Stock Options include all Incentive Stock Options under all plans of the Company that are Incentive Stock Option plans within the meaning of Section 422 of the Code.

          (iii) Except as otherwise provided herein, Discretionary Options granted hereunder shall mature and become exercisable in whole or in part, in accordance with such vesting schedule as the Committee shall determine, which schedule shall be stated in the Option Agreement. Discretionary Options may be exercised in any order elected by the Optionee whether or not the Optionee holds any unexercised Discretionary Options under this Plan or any other plan of the Company.

     (g) Termination of Options.

          (i) Unless sooner terminated as provided in this Plan, each Discretionary Option shall be exercisable for the period of time as shall be determined by the Committee and set forth in the Option Agreement, and shall be void and unexercisable thereafter.

          (ii) Except as otherwise provided herein or in the Option Agreement, upon the termination of the Optionee's employment or engagement with the Company or a Subsidiary for any reason, Discretionary Options exercisable on the date of said termination shall be exercisable by the Optionee (or in the case of the Optionee's death subsequent to termination, by the Optionee's executor(s) or administrator(s)) in the case of Incentive Stock Options, for a period of three (3) months from the date of the Optionee's termination of employment or engagement, and in the case of Non-Qualified Stock Options, for a period of six (6) months from the date of the Optionee's termination of employment.

          (iii) Except as otherwise provided herein or in the Option Agreement, upon the Disability or death of an Optionee while employed or engaged by the Company or a Subsidiary, Discretionary Options held by such Optionee which are exercisable on the date of Disability or death shall be exercisable for a period of twelve (12) months commencing on the date of the Optionee's Disability or death, by the Optionee or his legal guardian or, in the case of death, by his executor(s) or administrator(s); provided, however, that if such Disabled Optionee shall commence any employment during such one (1) year period with a competitor of the Company (including, but not limited to, full or part-time employment or independent consulting work), as determined solely in the judgment of the Board, all Options held by such Optionee which have not yet been exercised shall terminate immediately upon the commencement thereof.

          (iv) Options may be terminated at any time by agreement between the Company and the Optionee.

     (h) Forfeiture. Notwithstanding any other provision of this Plan, if the Optionee's employment or engagement is terminated by the Company and the Board makes a determination that the Optionee (i) has engaged in any type of disloyalty to the Company, including without limitation, insubordination, fraud, embezzlement, theft, or dishonesty in the course of his employment or engagement, or (ii) has been convicted of a felony or (iii) has disclosed any Proprietary Information without the consent of the Company or (iv) has breached the terms of any written confidentiality agreement or any non-competition agreement with the Company in any material respect, all unexercised Discretionary Options held by such Optionee shall terminate upon the earlier of the date of termination of employment or engagement for 'cause' or the date of such a finding.

SECTION 7. TERMS AND CONDITIONS OF NON-DISCRETIONARY OPTIONS.

     (a) Number of Shares. On each Grant Date, each person who served as an Outside Director from July 1 of the year preceding the Grant Date through the Grant Date (herein called a 'Full Year') shall receive a Non-Discretionary Option to purchase 7,000 shares of Common Stock. Any person who served as an Outside Director for less than a Full Year shall receive a pro rata portion of the Non-Discretionary Options he would have received had he served as an Outside Director for a Full Year, based on the number of days served by such person as an Outside Director from July 1 of the year preceding the Grant Date through the Grant Date.

     (b) Committee Member. In addition to (a) above, on each Grant Date, a Non-Discretionary Option to purchase (i) 1,000 Shares shall be granted to each person who served as Chairman of a Board Committee (other than the Executive Committee of the Board) as an Outside Director for a Full Year, and (ii) 2,000 Shares shall be granted to each person who served on the Executive Committee of the Board as an Outside Director for a Full Year. Any person who served for less than a Full Year as Chairman of a committee or as a member of the Board's Executive Committee while he was an Outside Director shall receive a pro rata portion of the Non-Discretionary Options he would have received had he served in such capacity for a Full Year, based on the number of days he served as such from July 1 of the year preceding the Grant Date through the Grant Date.

     (c) Option Price. The exercise price of all Non-Discretionary Options shall be the Fair Market Value of the Common Stock on the Grant Date of such Non-Discretionary Options.

     (d) Consideration. The consideration to be paid for the Shares to be issued upon the exercise of an Option may be paid to the Company (i) in cash or certified funds, (ii) by delivery to the Company of Shares having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (iii) a brokers' cashless exercise procedure, or (iv) any combination of such methods of payment. Where payment of the option price is to be made with Shares acquired under any compensation plan of the Company, such shares will not be accepted as payment unless the Optionee has acquired the shares at least six months prior to such payment.

     (e) Exercise of Options. A Non-Discretionary Option may be exercised in accordance with the provisions of this Plan as to all or any portion of the Shares then exercisable under a Non-Discretionary Option from time to time during the term of the Option. A Non-Discretionary Option may not be exercised for a fraction of a Share.

     (f) Term and Vesting of Non-Discretionary Options. Non-Discretionary Options shall be exercisable in full or in part, and shall be fully vested, from and after their respective Grant Dates except that no Non-Discretionary Option shall be exercisable more than 10 years from the Grant Date.

     (g) Termination of Non-Discretionary Options. If an Optionee ceases to be an Outside Director for any reason (including death or Disability), Non-Discretionary Options exercisable on the date of such event shall be exercisable by the Optionee (or in the case of death or Disability, by his executor(s), administrator(s) or legal guardian as the case may be) for a period of one year from the date on which he ceases to be an Outside Director, but in no event later than the date it would have expired had the Optionee continued to be an Outside Director.

SECTION 8.  STOCK APPRECIATION RIGHTS

     (a) Stock Appreciation Rights. (a) The Committee may grant Stock Appreciation Rights ('SAR's) in conjunction with Discretionary Options under the Plan such that, upon exercise of the SAR by an Optionee, the Company shall pay, in cash, stock or both as determined by the Committee in its sole discretion, an amount equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the exercise price, multiplied by the number of shares covered by the SAR.

     (b) Exercise of an SAR for a certain number of shares shall reduce by such number the number of shares exercisable under the Discretionary Option, and exercise of the Option shall correspondingly reduce the number of shares exercisable under the SAR. Except as otherwise provided herein, any exercise of an SAR for cash in full or partial settlement thereof may be made only from the third business day until the twelfth business day following the public release of the Company's quarterly or annual sales and earnings.

SECTION 9.  DETERMINATION OF FAIR MARKET VALUE OF COMMON STOCK.

     (a) Except to the extent otherwise provided in this Section 9, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion.

     (b) In the event that Shares are traded in the over-the-counter market, the Fair Market Value of a share of Common Stock shall be the mean of the bid and asked prices for a share of Common Stock on the relevant valuation date as reported in The Wall Street Journal (or, if not so reported, as otherwise reported by the National Quotation Bureau, Inc.) as applicable or, if there is no trading on such date, on the next preceding trading date. In the event Shares are listed on a national or regional securities exchange or traded on the Nasdaq Stock Market ('Nasdaq'), the Fair Market Value of a share of Common Stock shall be the closing price of a share of Common Stock on the exchange or on Nasdaq, as reported in The Wall Street Journal on the relevant valuation date, or if there is no trading on that date, on the next preceding trading date.

     (c) 'Adjusted Fair Market Value' shall mean in the event of a Change of Control, the greater of (A) the highest price per share of Common Stock paid or payable to holders of the Common Stock in any transaction (or series of transactions) constituting or resulting (or as to which approval by shareholders of the Company constitutes or results) in the Change of Control or (B) the highest Fair Market Value of a share of Common Stock on any business day during the ninety (90) day period ending on the date of the Change of Control.

SECTION 10.  ADJUSTMENTS.

     (a) Subject to required action by the shareholders, if any, the number of Shares of Common Stock as to which Options may be granted under this Plan and the number of Shares subject to outstanding Options and the option prices thereof shall be adjusted proportionately for any increase or decrease in the number of outstanding Shares of Common Stock of the Company resulting from stock splits, reverse stock splits, stock dividends, reclassifications and recapitalizations.

     (b) No fractional shares of Common Stock shall be issuable on account of any action mentioned in paragraph 9(a) above, and the aggregate number of shares into which Shares then covered by the Option, when changed as the result of such action, shall be reduced to the number of whole shares resulting from such action, unless the Board, in its sole discretion, shall determine to issue scrip certificates with respect to any fractional shares, which scrip certificates, in such event, shall be in a form and have such terms and conditions as the Board in its discretion shall prescribe.

SECTION 11.  RIGHTS AS A SHAREHOLDER.

     The Optionee shall have no rights as a shareholder of the Company and shall have neither the right to vote nor receive dividends with respect to any Shares subject to an Option until such Option has been exercised.

SECTION 12.  TIME OF GRANTING DISCRETIONARY OPTIONS.

     The date of grant of a Discretionary Option shall, for all purposes, be the date on which the Committee authorizes the granting of such Option. Notice of the grant shall be given to each Participant to whom an Option is so granted within a reasonable time after the date of such grant.

SECTION 13.  PROCEDURE FOR EXERCISE OF AN OPTION.

     An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company at its principal executive office in accordance with the terms of any Option Agreement by the person entitled to exercise the Option and full payment for the Shares with respect to the Option which is exercised has been received by the Company, accompanied by any agreements required by the Company, including an executed Stock Purchase Agreement. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Option is exercised, except as provided in Section 10 of the Plan.

     As soon as practicable after any proper exercise of an Option in accordance with the provisions of the Plan, the Company shall without transfer or issue tax to the Optionee, deliver to the Optionee at the principal executive office of the Company or such other place as shall be mutually agreed upon between the Company and the Optionee, a certificate or certificates representing the Shares for which the Option shall have been exercised. The time of issuance and delivery of the certificate(s) representing the Shares for which the Option shall have been exercised may be postponed by the Company for such period as may be required by the Company, with reasonable diligence, to comply with any applicable listing requirements of any national or regional securities exchange or any law or regulation applicable to the issuance or delivery of such Shares.

     Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

SECTION 14.  CONDITIONS TO ISSUANCE OF SHARES UPON EXERCISE.

     (a) The obligation of the Company to issue and sell Shares to an Optionee upon the exercise of an Option granted under the Plan is conditioned upon (i) the Company obtaining any required permit or order from appropriate governmental agencies, authorizing the Company to issue and sell such Shares, and (ii) such issuance and sale complying with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed.

     (b) At the option of the Board, the obligation of the Company to issue and sell Shares to an Optionee upon the exercise of an Option granted under the Plan may be conditioned upon obtaining appropriate representations, warranties and agreements of the Optionee set forth in the Stock Purchase Agreement. Among other representations, warranties, restrictions and agreements, the Optionee may be required to represent and agree that the purchase of Shares of Common Stock under the Option Agreement shall be for investment, and not with a view to the public resale or distribution thereof, unless the Shares subject to the Option are registered under the Securities Act and the issuance and sale of the Shares complies with all other laws, rules and regulations applicable thereto. Unless the issuance of such Shares is registered under the Securities Act, the Optionee shall acknowledge that the Shares purchased on exercise of the Option are not registered under the Securities Act and may not be sold or otherwise transferred unless such Shares have been registered under the Securities Act in connection with the sale or other transfer, or counsel satisfactory to the Company has issued an opinion satisfactory to the Company that the sale or other transfer is exempt from registration under the Securities Act, and unless said sale or other transfer is in compliance with any other applicable laws, rules and regulations including all applicable federal and state securities laws, rules and regulations. Unless the Shares subject to an Option are registered under the Securities Act, the certificates representing all Shares issued upon exercise of such Option shall contain the following legend:

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SHARES HAVE NOT BEEN ACQUIRED WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, ASSIGNED, EXCHANGED, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF, BY GIFT OR OTHERWISE, OR IN ANY WAY ENCUMBERED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR A SATISFACTORY OPINION OF COUNSEL SATISFACTORY TO INTERDIGITAL COMMUNICATIONS CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND UNDER APPLICABLE STATE SECURITIES LAWS.

SECTION 15.  TRANSFERABILITY.

     No Option shall be assignable or transferable otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order as defined by the Code.

SECTION 16.  OTHER PROVISIONS.

     The Option Agreement and Stock Purchase Agreement may contain such other provisions as the Committee in its discretion deems advisable and which are not inconsistent with the provisions of this Plan.

SECTION 17.  CHANGE OF CONTROL.

     (a) For purposes of the Plan, 'Option Cancellation Date' shall mean, as to each Option, the later of: (i) the first business day after the expiration of a period of six (6) months from the date of grant of the Option; (ii) in the event of a Change of Control as defined in Section 2(b)(ii)(A) or 2(b)(ii)(B)(2), the date on which the transaction approved by shareholders of the Company (as provided in Section 2(b)(ii)) is consummated; and (iii) in the event of the Change of Control as defined in Section 2(b)(i) or 2(b)(iii), the first business day after the expiration of a period of sixty (60) days after the occurrence of such event.

     (b) Upon a Change of Control, all Options (whenever granted) outstanding on the date of such Change of Control shall be or become immediately and fully exercisable.

     (c) In the event of the Change of Control as defined in Section 2(b)(i), 2(b)(ii)(A), 2(b)(ii)(B)(2) or 2(b)(iii), all Options (whenever granted) outstanding on the Option Cancellation Date which are not exercised on or before the Option Cancellation Date shall be canceled on such date by the Company, and the Company shall on such date pay to each holder of each such canceled Option a cash amount equal to the excess, if any, in respect of each Option canceled, of
(i) the greater of (A) the Fair Market Value of the shares of Common Stock subject to the Option on the business day immediately preceding the Option Cancellation Date or (B) the Adjusted Fair Market Value of the Common Stock subject to the Option over (ii) the aggregate purchase price for such shares of Common Stock.

SECTION 18.  AMENDMENT OF THE PLAN.

     The Board is authorized to make such changes in the Plan as it may deem to be in the best interests of the Company; subject, however, to the prior approval of the stockholders of the Company if such alteration would: (a) materially increase benefits to Participants, (b) materially increase the number of Shares issuable under the Plan, or (c) materially modify the requirements as to eligibility for participation in the Plan. Notwithstanding the foregoing, the Plan shall not be amended with respect to non-Discretionary Options more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder. The Board may at any time suspend or discontinue the Plan. No termination or amendment of the Plan, however, shall adversely affect any Option theretofore granted under the Plan without the consent of the Optionee.

SECTION 19.  APPLICATION OF FUNDS.

     The proceeds received by the Company from the sale of Shares pursuant to the exercise of Options shall be used for general corporate purposes or such other purpose as may be determined by the Company.

SECTION 20.  NO OBLIGATION TO EXERCISE OPTION.

     The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

SECTION 21.  RESERVATION OF SHARES.

     The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     The Company, during the term of this Plan, shall use its best efforts to seek to obtain from appropriate regulator agencies any requisite authorization in order to issue and sell such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain from any such regulator agency having jurisdiction the requisite authorization(s) deemed by the Company's counsel to be necessary for the lawful issuance and sale of any Shares hereunder, or the inability of the Company to confirm to its satisfaction that any issuance and sale of any Shares hereunder will meet applicable legal requirements, shall relieve the Company of any liability in respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

SECTION 22.  TAXES, FEES, EXPENSES AND WITHHOLDING OR TAXES.

     (a) The Company shall pay all original issue and transfer taxes (but not income taxes, if any) with respect to the grant of Options and/or the issue and transfer of Shares pursuant to the exercise thereof, and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

     (b) The grant of Options hereunder and the issuance of Shares pursuant to the exercise thereof is conditioned upon the Company's reservation of the right to withhold in accordance with any applicable law, from any compensation or other amounts payable to the Optionee, any taxes required to be withheld under federal, state or local law as a result of the grant or exercise of such Option or the sale of the Shares issued upon exercise thereof. To the extent that compensation or other amounts, if any, payable to the Optionee is insufficient to pay any taxes required to be so withheld, the Company may, in its sole discretion, require the Optionee, as a condition of the exercise of an Option, to pay in cash to the Company an amount sufficient to cover such tax liability or otherwise to make adequate provision for the Company's satisfaction of its withholding obligations under federal, state and local law.

SECTION 23.  NOTICES.

     Any notice to be given to the Company pursuant to the provisions of this Plan shall be addressed to the Company in care of its Secretary (or such other person as the Company may designate from time to time) at its principal executive office, and any notice to be given to an Optionee shall be delivered personally or addressed to him or her at the address given beneath his or her signature on his or her Option Agreement, or at such other address as such Participant or his or her transferee (upon the transfer of the Shares purchased upon exercise) may hereafter designate in writing to the Company. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified, and deposited, postage and registry or certification fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service. It shall be the obligation of each Optionee and each transferee holding Shares purchased upon exercise of an Option to provide the Secretary of the Company, by letter mailed as provided herein, with written notice of his or her direct mailing address.

SECTION 24. NO ENLARGEMENT OF OPTIONEE RIGHTS.

     This Plan is purely voluntary on the part of the Company, and the continuance of the Plan shall not be deemed to constitute a contract between the Company and any Optionee, or to be consideration for or a condition of the employment or service of any Optionee. Nothing contained in this Plan shall be deemed to give any Optionee the right to be retained in the employ or service of the Company or any Subsidiary, or in the case of Outside Directors, obligate the Company to nominate any Participant for election as a director, or to interfere with the right of the Company or any Subsidiary to discharge or retire any Optionee thereof at any time, subject to applicable law. No Optionee shall have any right to or interest in Options authorized hereunder prior to the grant thereof to such Optionee, and upon such grant he shall have only such rights and interests as are expressly provided herein, subject, however, to all applicable provisions of the Company's Certificate of Incorporation, as the same may be amended from time to time.

SECTION 25.  INVALID PROVISIONS.

     With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee or Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

     In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

SECTION 26.  APPLICABLE LAW.

     This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

SECTION 27.  PLAN ADOPTION AND TERM.

     (a) This Plan shall become effective upon the later to occur of (i) its adoption by the Board and (ii) its approval by the Company's stockholders at an Annual Meeting of Stockholders.

     (b) Subject to the provisions herein relating to amendment or discontinuance, this Plan shall terminate ten years from its effective date as determined by subparagraph (a) above.

                    INTERDIGITAL COMMUNICATIONS CORPORATION

              Proxy Solicited On Behalf Of The Board of Directors

     The undersigned, revoking all previous proxies, hereby appoints William A. Doyle, William J. Burns and Howard E. Goldberg, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Company to be held on May 31, 1995, and at any adjournment or postponement thereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF, "FOR" THE ADOPTION OF THE COMPANY'S 1995 STOCK OPTION PLAN FOR EMPLOYEES AND OUTSIDE DIRECTORS AND "FOR" RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

   Please date and sign your Proxy on the reverse side and return it promptly.

                      __________                                 [X] Please mark
                        COMMON                                       your votes
                                                                     as this

1. Election of Directors:

 For the nominees          Withhold Authority        Nominees: For a three-year term expiring at the 1998 Annual Meeting:
listed to the right     to vote for the nominees     Harley L. Sims, Barney J. Cacioppo
                          listed to the right

        [ ]                       [ ]                (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.)

                                                     _______________________________________________________________________

2. The adoption of the Company's 1995 Stock Option Plan for Employees and Outside Directors, as set forth in the Proxy Statement:

                       For [ ]  Against [ ]  Abstain [ ]

3. Ratification of Arthur Andersen LLP as independent accountants for the year ending December 31, 1995:

                       For [ ]  Against [ ]  Abstain [ ]

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

                                          Date: _________________________ , 1995

                                          ______________________________________
                                          Signature of Shareholder

                                          ______________________________________
                                          Signature of Shareholder

                                          NOTE: PLEASE SIGN THIS PROXY EXACTLY
                                          AS NAME(S) APPEAR ON YOUR STOCK
                                          CERTIFICATE. WHEN SIGNING AS
                                          ATTORNEY-IN-FACT, EXECUTOR,
                                          ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                          PLEASE ADD YOUR TITLE AS SUCH, AND IF
                                          SIGNER IS A CORPORATION, PLEASE SIGN
                                          WITH FULL CORPORATE NAME BY A DULY
                                          AUTHORIZED OFFICER OR OFFICERS AND
                                          AFFIX THE CORPORATE SEAL. WHERE STOCK
                                          IS ISSUED IN THE NAME OF TWO (2) OR
                                          MORE PERSONS, ALL SUCH PERSONS SHOULD
                                          SIGN.